Exhibit 99.1

Exhibit 99.1	Earnings Release of January 29, 2009

HENNESSY ADVISORS, INC. ANNOUNCES FIRST QUARTER RESULTS

Novato, CA – January 29, 2009 – Hennessy Advisors, Inc. (OTCBB:HNNA) President and Chief Executive Officer, Neil Hennessy, today announced a fully diluted loss per share for Hennessy Advisors, Inc. of $(0.01) for the first quarter, which ended December 31, 2008. Earnings decreased approximately 108% versus earnings the prior comparable period, which were $0.12 per share. The decline in earnings is primarily attributable to decreased mutual fund assets under management, with almost three-quarters of the change in assets due to market depreciation. Assets under management were $641 million at December 31, 2008, compared to $1.426 billion at December 31, 2007.

“2008 was an absolutely abysmal year for investors and money managers alike. The major indices lost a third or more of their value, which in turn triggered massive sell-offs by panicked investors looking to protect their principal,” said Mr. Hennessy. “With 30 years experience in the investment advisory business, I have seen market cycles like this before, and with history as my guide, I believe that the market will regain its footing in the coming year,” he added.

“We are, of course, disappointed to report a loss, albeit minimal. However, Hennessy Advisors has built a strong foundation to weather the current market downturn, and we maintain a healthy balance sheet,” said Mr. Hennessy. “We have a cash balance of nearly $8 million, and we are deploying those resources to build for the future. During the first quarter, we paid down our debt by more than 61%, or $4.0 million, and now have only $2.5 million in debt. We have continued to build and strengthen our sales and distribution efforts, positioning the company for the market’s turnaround. Additionally, we are in the midst of a $200 million asset acquisition, and we continue to aggressively seek out and pursue opportunities to acquire additional mutual fund assets,” added Mr. Hennessy.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2008	Dec. 31, 2007	$ Change	% Change
Total Revenue	$1,397,864	$3,341,003	$(1,943,139)	-58.2%
Net Income (Loss)	$(73,855)	$695,624	$(769,479)	-110.6%
Earnings(loss) per share (diluted)	$(0.01)	$0.12	$(0.13)	-108.3%
Weighted Average number of shares outstanding	5,666,452	5,963,076	(296,624)	-5.0%

At Period Ending Date	Dec. 31, 2008	Dec. 31, 2007	$ Change	% Change
Mutual Fund Assets Under Management	$641,343,758	$1,425,530,543	$(784,186,785)	-55.0%

At Period Ending Date	Dec. 31, 2008	Sep. 30, 2008	$ Change	% Change
Total Debt, including current portion	$2,500,000	$6,508,694	$(4,008,694)	-61.6%
Retained Earnings	$15,439,682	$15,513,537	$(73,855)	-0.5%

Hennessy Advisors, Inc. is a publicly traded investment advisor to a family of mutual funds committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.